Exhibit 10.1

AGREEMENT

between

DIRECT RESOURCES SCOTLAND LIMITED

and

HEAD RESOURCING LIMITED

April 21, 2004

Relative to: Sale of Business and Assets

Wright, Johnston & Mackenzie

Solicitors

302 St Vincent Street

Glasgow

G2 SRZ

(Ref: D.1085.4/GB)

AGREEMENT

between

DIRECT RESOURCES SCOTLAND

LIMITED, (Company number

SC159019) and having its registered

office at 20 South St Andrew Street,

Edinburgh EH2 2AZ (“the Seller”)

and

HEAD RESOURCING LIMITED,

(Company number SC208200), having

its registered office at 61 Manor Place,

Edinburgh, EH3 7EG (“the Purchaser”)

WHEREAS the Seller has agreed to sell to the Purchaser the Assets (defined below) and to transfer the Business (defined below) as a going concern to the Purchaser on the terms of this Agreement.

IT IS AGREED as follows:

1.	Definitions

1.1	In this Agreement unless the context otherwise requires:

“the Assets” means:

(1)	the Contracts;

(2)	the Trading Name;

(3)	Customer lists; and

(4)	the Database.

“the Assignation” means the assignation in the form of Schedule Part 2 of all the Contracts that are capable of assignation without the consent of other parties;

“the Business” means the contract supply of expert contractors to customers;

“Completion” means completion of the sale and purchase hereby agreed to be made;

“Completion Date” means 21st April 2004;

“Consideration” means the amount payable for the Business and Assets in terms of clause 3;

“the Contracts” means placement contracts with third parties as detailed in the Schedule Part 1;

“Contracts Transfer Date” means lst April 2004;

“Customer lists” means the third parties with whom the Seller has had contracts of the nature of the Contracts in the period of three years prior to Completion;

“the Database” means, subject to Clause 2.3, a copy of the Seller’s database of clients and candidates (principal retained by iGATE), together with the Dell Poweredge 4600 Server and Dell Poweredge 2500 Server and 7 Trisys software licenses (so far as assignable);

“the Effective Date” means commencement of business on 28th April 2004;

“iGATE” means the group of companies whose ultimate parent is the iGate Corporation being a United States of America registered corporation;

“Interest” means 2% above Bank of Scotland base lending rate applicable from time to time;

“the Schedule” means the schedule annexed hereto;

“the Trading Name” means “Direct Resources” including the right of the Purchaser to represent itself as carrying on the Contracts in succession to the Seller; and

“the Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

1.2	References to any statute or statutory provision shall be construed as references to that statute or provision as respectively amended, extended, consolidated or re enacted (whether before or after the date hereof and whether with or without modification) from time to time and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute.

1.3	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa and references to persons shall include firms, corporations and unincorporated associations.

1.4	Clause headings are inserted for ease of reference only and shall not affect the construction of this Agreement.

2.	Sale of Assets and Transfer of Business

2.1	Subject to the terms and conditions of this Agreement, the Seller shall sell to the Purchaser and the Purchaser shall purchase the Assets with effect from the Effective Date when the Business shall also transfer to the Purchaser.

2.2	If, post completion, the Seller intimates that any of the candidates on the Database object to their data transferring to the Purchaser then the Purchaser will be obliged to delete the data from the records received;

2.3	The Seller reserves for iGATE the right to use the Database post completion.

2.4	For the avoidance of doubt, the Seller will not change its change to avoid confusion with the Trading Name.

3.	Consideration

3.1	The Consideration for the sale and purchase of the Assets and Business shall be £105,000.

3.2	The sum set out in Clause 3.1 does not include VAT. The parties hereto intend that Section 49(1) of the Value Added Tax Act 1994 and paragraph 12 of the Value Added Tax (Special Provisions) Order 1981 (as amended by the Value Added Tax (Special Provisions) (Amendment) Order 1991 shall apply to the transfer of the Business and Assets herein contemplated and accordingly the Vendor and the Purchaser shall use all reasonable endeavors to ensure that pursuant to the provisions referred to above the transfer of the Business and Assets hereunder is treated as neither a supply of goods nor a supply of services for the purpose of VAT PROVIDED ALWAYS THAT if HM Customs & Excise determine that the transfer of the Business and the Assets is a taxable supply of goods or services in whole or in part, then the Purchaser shall (against production of tax invoices in respect thereof) pay to the Seller, in addition to the Consideration, the amount of any VAT which may be chargeable as a result thereof. Such payment by the Purchaser to the Vendor shall be made forthwith on payment by the Seller or, if later, on delivery by the Seller to the Purchaser of valid tax invoices in respect thereof.

4.	Completion

4.1	At Completion the Seller shall deliver to the Purchaser the Assignation.

4.2	Subject to compliance by the Seller of its obligations in terms of clause 4.1, within 7 days of Completion the Purchaser shall pay the Consideration by same day bank transfer into the following bank account of the Seller:

Lloyds TSB, Hanover Street, Edinburgh

Account No.: 00532897

Sort code: 30 25 81

4.3	Interest will be payable by the Purchaser in the event of late payment of the Consideration.

5.	Transfer of Business and Assets

5.1	On the Effective Date the Seller shall deliver to the Purchaser:

5.1.1	such of the Assets (other than the Contracts) which are capable of transfer by delivery;

5.1.2	the Customer lists; and

5.1.3	the Database.

5.2	Subject to clause 5.3 and the terms of the Assignation, title to the Business and all the Assets will pass on the Effective Date.

5.3	Title to the Contracts will be deemed to have passed with effect from the Contracts Transfer Date.

6.	Employees

6.1	The parties hereto declare that they each consider the transaction contemplated by this Agreement to constitute the transfer of an undertaking for the purposes of the Transfer Regulations.

6.2	Notwithstanding the terms of clause 6.1, the Vendor shall indemnify and keep indemnified the Purchaser against all liabilities, damages, costs, claims, awards and expenses arising out of or relating to the Purchaser becoming responsible as a result of the Transfer Regulations for any person who was an employee of the Vendor.

7.	Exclusion of Warranties

Subject to clause 6, no warranty or assurance is given or implied by the Seller (other than as may be required by law) as to the condition, quality or fitness of the Assets.

8.	Contracts

In so far as any of the Contracts are not assignable to the Purchaser without the agreement of or novation by or consent to the assignation from another party, this agreement shall not constitute an assignation or attempted assignation if such assignation or attempted assignation would constitute a breach of such Contracts. In the event that consent or novation is required to such assignation:

8.1	The Seller at the Purchaser’s request and cost shall use all reasonable endeavours with the co-operation of the Seller to procure such novation or assignation as aforesaid;

8.2	Unless and until any such Contract shall be novated or assigned as aforesaid the Seller shall continue in existence and shall hold such Contract on trust for the Purchaser and its successors in title absolutely and the Seller shall (if such sub-contracting is permissible and lawful under the Contract in question) as the Seller’s sub-contractor perform all the obligations of the Seller under such Contract;

8.3	Unless and until any such Contract shall be novated or assigned the Seller will (so far as it lawfully may) give all such assistance to the Purchaser and at the Purchaser’s cost as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under such Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to such Contract as the Purchaser may require from time to time.

9.	Debtors at Completion

The Seller will be entitled to invoice customers for all supply before the Contracts Transfer Date and the Purchaser will be entitled to invoice customers for all supply after the Contracts Transfer Date. For the avoidance of doubt the Seller will be entitled to invoice for any permanent placement confirmed prior to Completion (even though the start date is after the date of Completion).

If customers settle in error with the Purchaser for pre Contracts Transfer Date invoices, the Purchaser will account to the Seller within 7 days failing which Interest will be payable.

If customers settle in error with the Seller for post Contracts Transfer Date invoices (except relating to permanent placements), the Seller will account to the Purchaser within 7 days failing which Interest will be payable.

10.	General

10.1	This Agreement shall in all respects be governed and construed in accordance with the Law of Scotland.

10.2	This Agreement shall be binding upon each party’s successors and assignees: IN WITNESS WHEREOF these presents consisting of this and the five preceding pages together with the Schedule annexed are executed as follows:

At Edinburgh on 21th April 2004 signed for and on behalf of Direct Resources Scotland Limited by:

/s/ CALLUM WILLIAM DONALDLYLE
Director

Callum William Donaldlyle
Full Name

in the presence of:

Witness	/s/ JAN DUFF
Full Name	Jan Duff
Address

At Edinburgh on 2lst April 2004 signed for and on behalf of Head Resourcing Limited by:

/s/ GORDON ADAM
Director

GORDON ADAM
Full Name

in the presence of:

Witness	/s/ JAN DUFF
Full Name	Jan Duff
Address